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                                                                    Exhibit 11.1

                               VTEL Corporation
                       Computation of Earnings Per Share

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                                                                                                            For the Seven
                                                                       For the Year Ended                   Months Ended
                                                                         December 31,                        July 31,
                                                            1993             1994            1995              1996
Calculation of net income (loss) per share:

Net income (loss)                                       $(9,334,000)     $    62,000     $ 3,739,000      $ (9,899,000)
                                                        ============     ===========     ===========      =============
Weighted average number of
  common shares outstanding                               8,876,000        9,869,998      11,359,000        14,237,000

Common share equivalents:
  Stock options                                                 -            673,769       1,092,000           -
                                                        ------------     -----------     -----------      -------------
    Total weighted average shares outstanding             8,876,000       10,543,767      12,451,000        14,237,000
                                                        ============     ===========     ===========      =============
Net income (loss) per share                              $    (1.05)     $      0.01     $      0.30      $     (0.70)
                                                        ============     ===========     ===========      =============
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